Exhibit 99.1

NEWS RELEASE
For Immediate Release	Contact:	Timothy McKenna
tmckenna@rocksp.com
609-734-6430

Rockwood Holdings to Acquire Holliday Pigments, leading producer of ultramarine blue

Princeton, NJ, July 21—Rockwood Holdings, Inc. (NYSE:  ROC) has announced that it has reached an agreement with Yule Catto & Co. plc to purchase Holliday Pigments, the leading global manufacturer of technical grade ultramarine and manganese violet pigments.  The purchase price is approximately 46 million Euros.

Holliday Pigments manufactures inorganic ultramarine pigments for a wide range of applications, including plastics, cosmetics, coatings and inks.  When the transaction is completed, the business, including Holliday’s manufacturing and R&D headquarters in Comines, France, will become part of Rockwood Color Pigments.  In 2007 Holliday Pigments posted EBITDA of 6.0 million Euros and sales of 34.7 million Euros.

Commenting on the transaction, Seifi Ghasemi, Rockwood’s Chairman and CEO, “The addition of Holliday Pigments is an excellent fit for us.  It is a business with strong technical leadership and excellent growth prospects in diverse markets.  This is an excellent bolt-on acquisition for Rockwood and an important addition to the Rockwood Color Pigments product line.”

The transaction is subject to regulatory clearances.  It is expected to be completed during the third quarter.

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Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 9,500 people and annual net sales of approximately $3 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets.  For more information on Rockwood, please visit www.rocksp.com.

Yule Catto is an international producer of speciality chemicals, supplied to global customers for use in a wide range of industries including pharmaceuticals, FMCG, paints and adhesives.

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